                                                                   EXHIBIT 10(f)

                              CONSULTING AGREEMENT

      CONSULTING AGREEMENT ("Agreement"), dated as of January 1, 1996, between Virologix Corporation, a Delaware corporation (the "Company"), and Richard B. Stone (the "Consultant").

      WHEREAS, the Company desires to retain Consultant, and Consultant desires to be retained pursuant to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

            1. Duties. The Company hereby retains the Consultant to provide business development, operations and other advisory services, and the Consultant hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability.

            2. Term. The Consultant's retention hereunder shall commence upon the initial funding of the Company and shall terminate on February 15, 1998, unless within 90 days of that date, the parties elect by signed agreement to renew or extend the term.

            3. Compensation and Expenses.

            (a) In consideration for Consultant's performing the Consulting Services for the Company, the Company shall pay to Consultant a consulting fee of $120,000 per year, payable monthly.

            (b) In addition to its consulting fees, Consultant may also be paid annual bonuses, and other compensation, including stock options, as may be determined by the Board of Directors of the Company.

            (c) The Company will reimburse Consultant for actual out-of-pocket expenses incurred in connection with the performance of the Consulting Services, provided that Consultant submits receipts or other expense records to the Company in accordance with the Company's general reimbursement policy then in effect.

            4. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Company and its affiliates, successors and assigns and is binding upon and inures to the benefit of Consultant and its successors and assigns; provided that in no event shall Consultant's obligations to perform the Consulting Services be delegated or transferred by Consultant without the prior written consent of the Company.

            5. Termination.

            (a) This Agreement may only be terminated by the Company for Cause.


            (b) The Company shall have "Cause" to terminate this Agreement upon any material breach by Consultant of any provision of this Agreement.

            (c) In the event of a termination of this Agreement for Cause, Consultant shall receive consulting fees only to the Date of Termination. If the Company shall terminate Consultant other than for Cause, the Company shall be obligated to pay Consultant the full amount of compensation due Consultant hereunder through the completion of the term.

            6. Confidentiality.

            Consultant hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Company not in the public domain ("Confidential Information") disclosed by the Company in the course of performing Consulting Services with the Company is attributable substantially to the fact that such Confidential Information is maintained by the Company in the strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Consultant, therefore, covenants and agrees to keep strictly secret and confidential the Confidential Information of the Company in accordance with the following provisions of this Section 6. Consultant covenants and agrees to safeguard the Confidential Information of the Company disclosed to or otherwise acquired by Consultant in the course of performing Consulting Services and to prevent the disclosure or other dissemination thereof to any third party, or the use thereof by any competitor. In implementation of the foregoing, Consultant shall not disclose any of the Confidential Information of the Company to any employee or consultant except those for whom disclosure is necessary for the effective performance of their responsibilities as employees or consultants and, in each case, only to the extent required for such effective performance of responsibilities by employees or consultants to whom such disclosure is made pursuant to this Section 6. The obligations undertaken by Consultant pursuant to this Section 6 shall not apply to any Confidential Information which hereafter shall become published or otherwise generally available to the public, except in consequence of a willful or negligent act or admission by Consultant, or its employees or consultants, in contravention of the obligations hereinabove set forth in this Section 6, and such obligations shall, as so limited, survive expiration or termination of this Agreement.

            7. Representations and Warranties. Consultant represents and warrants that it is not under any obligation, contractual or otherwise to any person or entity which would prevent it from entering into this Agreement or prevent, impede or hinder it from fully faithfully performing any of its duties and services hereunder.

            8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            9. Severability. If in any jurisdiction, any provision of this

Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

      IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Company and Consultant as of the date first written above.


                                            VIROLOGIX CORPORATION


                                            By:/s/ Joshua D. Schein
                                            -----------------------------
                                               Authorized Officer


                                            /s/ Richard B. Stone
                                            -----------------------------
                                            RICHARD B. STONE